SECOND AMENDMENT

to

MASTER CUSTODY AGREEMENT

THIS AMENDMENT made effective as of the 25th day of February, 2011 amends that certain Master Custody Agreement, dated as of November 5, 2009, and amended September 14, 2010, between the Funds listed on Exhibit A thereto and The Bank of New York Mellon (the “Master Custody Agreement”) as herein below provided.

W I T N E S S E T H:

WHEREAS, pursuant to Article X, Section 5 of the Master Custody Agreement, the Funds wish to amend Schedule II to the Master Custody Agreement to add a new series, Virtus Market Neutral Fund.

NOW, THEREFORE, in consideration of the foregoing premise, the parties to the Master Custody Agreement hereby agree that the Master Custody Agreement is amended as follows:

1. Schedule II to the Master Custody Agreement is hereby replaced with Schedule II attached hereto and made a part hereof.

2. Except as herein provided, the Master Custody Agreement shall be and remain unmodified and in full force and effect. All initial capitalized terms used but not defined herein shall have such meanings as ascribed thereto in the Master Custody Agreement.

3. This Amendment may be executed in any number of counterparts (including executed counterparts delivered and exchanged by facsimile transmission) with the same effect as if all signing parties had originally signed the same document, and all counterparts shall be construed together and shall constitute the same instrument. For all purposes, signatures delivered and exchanged by facsimile transmission shall be binding and effective to the same extent as original signatures.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their duly authorized officers.

VIRTUS EQUITY TRUST VIRTUS INSIGHT TRUST VIRTUS INSTITUTIONAL TRUST VIRTUS OPPORTUNITIES TRUST

By:	/s/ W. Patrick Bradley
Name:	W. Patrick Bradley
Title:	Chief Financial Officer and Treasurer

THE BANK OF NEW YORK MELLON

By:	/s/ Stephen Cook
Name: Stephen Cook
Title: Managing Director

SCHEDULE II

Series and Effective Dates

Series	Effective Date (Date added to Agreement)
Virtus Insight Trust

Virtus Emerging Markets Opportunities Fund	November 5, 2009

Virtus Opportunities Trust

Virtus Foreign Opportunities Fund	November 5, 2009

Virtus Global Infrastructure Fund	November 5, 2009

Virtus Global Opportunities Fund	November 5, 2009

Virtus Global Real Estate Securities Fund	November 5, 2009

Virtus Greater Asia ex Japan Opportunities Fund	November 5, 2009

Virtus Greater European Opportunities Fund	November 5, 2009

Virtus International Equity Fund	September 14, 2010

Virtus International Real Estate Securities Fund	November 5, 2009

Virtus Market Neutral Fund	February 25, 2011